Exhibit 10.1

Sent via email and overnight mail

April 25, 2016

Mr. Jeffrey A Hilzinger

3 Cedar Ridge Drive

Chester, New Jersey 07930

Dear Jeff:

The Board of Directors and management team of Marlin Business Services Corp. (“Marlin”) are very excited about you joining.

The purpose of this letter is to memorialize our recent verbal offer of employment from Marlin. In addition, this letter will also document the other items that we have discussed and agreed:

The details of the offer are:

1.	Position: You will be employed as the Chief Executive Officer, reporting to the Board of Directors of Marlin.

2.	Our expectation is that you will commence employment with Marlin no later than June 1, 2016. The date on which you actually commence employment with Marlin is hereinafter referred to as the “Start Date”.

3.	Commencing on the Start Date, your bi-weekly base salary will be $17,307.69, less applicable tax and other withholdings, based upon an annual base salary of $450,000.00.

4.	Commencing on the Start Date, you will be eligible to participate in the Marlin Management Cash Incentive Program (the “MCIP”) with an annual bonus opportunity targeted at up to 85% of your annual base salary, and with the amount of bonus that is payable determined based on the level of achievement of individual, departmental and corporate goals established annually. Your 2016 bonus will be $350,000.00. Payment of the annual bonus, if any, will occur at the time provided in the MCIP, provided that you must be on the active payroll of Marlin at the time payment is made to be eligible to receive any such bonus for the prior fiscal year. The MCIP is reviewed and approved each year.

5.	Commencing with Marlin’s 2017 fiscal year, you will be eligible to fully participate in the Management Equity Incentive Program (the “MEIP”), which is intended to be revised during 2016 by the Compensation Committee of the Board of Directors (the “Committee”) that administers the MEIP.

On or soon after your Start Date you will be granted: (i) a restricted stock award under the Marlin 2014 Equity Compensation Plan (the “Equity Plan”) equal to 60,000 shares, which restricted stock award will become vested if certain performance goals as determined by the Committee and set forth in the restricted stock award agreement are achieved and your continued employment with Marlin through the end of the applicable performance period and (ii) a separate restricted stock award under the Equity Plan equal to 20,590 shares, which restricted stock award will become vested 1/3 per year on each of the first three anniversaries of your Start Date, provided that you must remain continuously employed with Marlin through such anniversaries to become vested. The other terms and conditions of these one-time restricted stock awards will be determined by the Committee and set forth in your award agreements for such stock awards.

You will also be eligible to participate in the Marlin 2012 Employee Stock Purchase Plan (“ESPP”), commencing with the first offering period that begins after your Start Date. The ESPP provides eligible participants with an opportunity to purchase shares of Marlin common stock at a discount, subject to the terms and conditions of the ESPP. Additional information relating to the ESPP will be separately provided to you.

6.	Your performance will be reviewed at least annually by the Committee.

7.	Your employment with Marlin requires the relocation of your residence to the area of Marlin’s headquarters in Mount Laurel, New Jersey within 18 months of your Start Date. We understand that you are currently contemplating a relocation to the Princeton, New Jersey area which would satisfy this requirement. To support your relocation, following your Start Date, Marlin will provide you with the following reimbursement for relocation and temporary living expenses:

a) Marlin will provide you with a temporary living allowance of up to 18 months. Instead of a detailed accounting of those expenses, we will provide a flat allowance of $2,000 per month (less applicable tax and other withholdings), with the first payment commencing within 30 days following your Start Date and future monthly payments paid on the 15th day of each month.

b) Marlin will reimburse your reasonable expenses associated with moving of your household goods from Chester, New Jersey to a mutually acceptable location near Marlin’s headquarters and for real estate brokerage fees associated with the sale of your Chester, New Jersey house, up to a maximum of $175,000; provided that such relocation occurs within 18 months following your Start Date. Together, we will select two responsible movers to provide you with estimates. Marlin will then select the mover on the basis of price and acceptability. Marlin will pay full replacement value insurance for household goods.

c) You are responsible for repaying to us the amount paid in relocation and temporary housing costs in the event that you resign your employment as follows:

•	Less than one year from your Start Date (100%)
•	One to Two Years from your Start Date (66%)
•	Two to Three Years from your Start Date (33%)
•	Greater than three years from your Start Date (0%)

8.	Your employment is conditioned on the results of (i) satisfactory background checks and (ii) a favorable criminal background screen.

9.	A post job offer, pre-employment drug screen is required within 72 hours of the offer. Your employment is conditioned on the favorable results of this screen. If the results are not favorable, this offer will be rescinded. You will receive instructions on how to satisfy this requirement via e-mail under separate cover.

10.	This offer of employment is expressly contingent upon (i) your receipt of written confirmation that you are not restricted from becoming employed by Marlin as a result of the non-compete and non-solicitation of customers and clients restrictive covenants to which you are bound by any third party and (ii) Marlin’s acceptance of such written confirmation, which Marlin may accept in its sole discretion. The written confirmation must be presented to Marlin by April 29, 2016.

11.	Marlin will reimburse you, within 30 days following your Start Date, for your reasonable legal fees incurred in connection with your separation from your current employer and in connection with the review of this letter, up to a maximum of $5,000.

12.	Marlin offers its eligible employees a comprehensive employee benefits program, which includes, medical and prescription drug coverage, effective on your Start Date. Dental, vision and life insurance are effective the first of the month following your Start Date. Eligibility for Long Term Disability benefits commences after 3 months of employment. A summary of the employee benefits offered by Marlin is included with this offer letter. These benefits will be described in detail during your New Hire Orientation.

13.	You are eligible for 25 days of Paid-time-off (PTO), accrued throughout the calendar year. The other terms and conditions of PTO is set forth in Marlin’s PTO policy. Marlin celebrates six paid holidays per calendar year and, an additional three variable holidays (that go into effect after 90 days of service) for a total of nine holidays.

14.	You will be eligible to participate in Marlin’s 401(k) Profit Sharing Plan and Trust (the “401(k) Plan”) effective on the first day of the calendar quarter following your Start Date. The 401(k) Plan currently provides for a company match equal to 1.5% on the first 6% of eligible compensation that is deferred by the participant to the 401(k) Plan. Full vesting occurs after three years of service, as determined under the 401(k) Plan. The other terms and conditions of the 401(k) Plan will be provided to you in the enrollment materials following your Start Date.

15.	Following your Start Date, you will be eligible to participate as a Tier I participant in the Marlin Severance Pay Plan for Senior Management (the “Severance Plan”), which provides certain severance benefits to executives who are designated as being eligible to participate in the Severance Plan if such executive experience a termination of employment that is covered by the Severance Plan. A copy of the Severance Plan and corresponding participation agreement was previously provided to you.

16.	The Immigration Reform and Control Act (“IRCA”), and our own standards, require us to examine personal identification and work authorization documents of new employees. Therefore, to meet these requirements of IRCA and our own policies, please provide Marlin with proof of your eligibility to work in the United States (i.e. passport, driver’s license, social security card, birth certificate as noted in I-9 documentation).

17.	The Human Resources Department will conduct an orientation, presentation, and review of your employee handbook and benefits, normally on your first day of work. This will be coordinated with your schedule.

18.	We will forward the following documents for you to review, execute and bring with you on your first day of work:

•	I-9 Form
•	Insider Trading Policy Statement
•	Code of Ethics and Business Conduct
•	W-4 Form
•	Direct Deposit Enrollment Form
•	Emergency Contact Form
•	Password Security Form
•	First Day Checklist

19.	Marlin may withhold from any salary, bonuses, or other compensation or benefits payable or provided to you under this offer letter or otherwise, any and all federal, state, local, and other taxes and any and all other amounts as permitted or required by law, rule, or regulation.

20.	Marlin abides by the “employment-at-will” doctrine, which permits Marlin or the employee to terminate the employment relationship at any time, for any reason, with or without notice. Neither the policies contained in this letter, nor any other written or verbal communication, are intended to create a contract of employment or warranty or guarantee of benefits. The policies contained in this offer letter may be added to, deleted, or changed at any time by Marlin in its sole discretion, except that we will not modify our policy of “employment-at-will” in any case.

21.	All amounts payable under this offer letter are intended to comply with the requirements of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”) or an exemption thereunder. This offer letter shall be interpreted in a manner consistent with such requirements or exemption. Each payment under this offer letter is a separate payment and all installments are a separate payment.

22.	Any disputes relating to this offer shall be governed and construed in accordance with the laws of the State of New Jersey.

23.	Please note that Marlin can rescind the offer of employment at any time up until acceptance is received by Marlin. If you do not commence employment with Marlin by June 1, 2016, the offer of employment and this offer letter shall be null, void and without effect.

24.	This offer letter contains the entire understanding between Marlin and you with respect to your employment, and shall supersede all prior and contemporaneous agreements and understandings, inducements or conditions, express or implied, oral or written.

25.	The offer of employment will become null and void within five (5) days of the date of this letter unless formal acknowledgement and acceptance is received. Please return a copy of this letter with your signature below via to fax 856.813.2878 or email to EDietz@marlincorp.com.

I believe that this covers everything we discussed. The Marlin Team is excited at the prospect of you joining us. Should you have any questions, please do not hesitate to contact me and we will assist in any way we can.

Sincerely,

Lawrence J. DeAngelo

Chairman of the Board of Directors

I hereby agree to the terms and conditions of the offer of employment with Marlin as set forth in this offer letter. I understand and agree that if I do not commence with employment with Marlin by June 1, 2016, this offer letter will terminate and it shall become null, void and without effect. I hereby expressly represent and warrant that I am not prohibited from accepting this offer of employment with Marlin or performing in the position described herein as a result of my prior employment with any other employer.

Jeffrey A. Hilzinger	Date